Exhibit (c)(3)
Project Swingset – Special Committee Materials Discussion of Financial Analysis Strictly Private and Confidential
Goldman, Sachs & Co. 13-June-2007

Table of Contents
I. Recent Trading — II. Financial Projections — III. Financial Analysis — IV. Other Industry Players — Appendix A: Supporting Financial Analysis — Appendix B: Shareholder Structure — Appendix C: Industry Fundamentals —
Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

I. Recent Trading

Swingset Historical Stock Price Performance June 2002 to DateSource: FactSet

Shares Traded at Various Prices Selected Time IntervalsSource: FactSet 1 Month 3 Months —— — 6 Months 1 Year —— —

CONFIDENTIAL

Goldman Sachs

Historical Forward P/E Multiples

Swingset and Selected Composites


60x
50x
40x
30x
20x
10x
FY1 P/E Multiple
29.9x
29.8x
26.6x
22.8x
20.3x
15.9x
Jun-2004
Nov-2004
Apr-2005
Sep-2005
Feb-2006
Jul-2006
Dec-2006
May-2007
Daily from 08-Jun-2004 to 08-Jun-2007
Swingset
ABC Learning
K-12 Technology (1)
Post Secondary (2)
S&P 500

Avg	Swingset	ABC Learning	K-12 Technology (1)	Post Secondary (2)	S&P 500
Current	22.8x	20.3x	29.9x	29.8x	15.9x
6 Months	23.0x	20.5x	28.3x	28.2x	16.0x
1 Year	24.4x	20.0x	28.8x	25.8x	15.6x
2 Years	26.8x	21.6x	26.9x	25.3x	15.8x
3 Years	27.9x	21.6x	26.9x	26.3x	16.2x

Source: FactSet
(1) K-12 Technology Composite includes Leapfrog, Plato Learning, and Renaissance Learning.
(2) Post Secondary Composite includes: Apollo, Capella, Career Education, Corinthian, DeVry, ITT, Laureate, Lincoln, Strayer, and UTI.

Recent Trading 4

Historical LTM EBITDA Multiples
Swingset and Selected Composites Source: FactSet(1) K-12 Technology Composite includes Leapfrog, Plato Learning, Proquest, and Renaissance Learning.
(2) Post Secondary Composite includes: Apollo, Capella, Career Education, Corinthian, DeVry, ITT, Laureate, Lincoln, Strayer, and UTI.

CONFIDENTIAL

Goldman Sachs

Swingset IBES Estimates vs. Management Plan

($ in millions, except per share amounts)

Firm	Analyst	Date of Estimate	Price Target	Rating	Revenue 2007	Revenue 2008	EBITDA[1] 2007	EBITDA[1] 2008	EPS[2] 2007	EPS[2] 2008	5 Year Growth
BMO Capital Markets	J. Siber	2-May-2007	44	Buy	$770	$847	--	--	$1.72	$2.02	--
Credit Suisse	B. Dobell	2-May-2007	43	Hold	766	--	$107	--	1.78	--	--
Lehman Brothers	M. Lasser	1-May-2007	40	Hold	768	820	--	--	1.77	1.96	18.0%
Robert W. Baird & Co.	A. Junker	3-Apr-2007	40	Hold	767	844	102	115	1.77	2.04	20.0
Stifel Nicolaus & Co.	Craig / Herman	2-May-2007	--	Hold	768	841	--	--	1.80	2.10	--
Suntrust Robinson Humphrey	M. Hughes	1-May-2007	50	Strong Buy	772	864	--	--	1.79	2.06	16.0
Thinkequity Partners	K. Edwards	2-May-2007	43	Hold	769	857	106	120	1.77	2.07	25.0
IBES Median					**$768**	**$846**	**$107**	**$118**	**$1.77**	**$2.05**	**19.0%**
Swingset Management					**$770**	**$854**	**$107**	**$121**	**$1.78**	**$2.05**	**16.4%**

Source: Company Management, IBES
[1] EBITDA after equity expense for comparability with broker forecasts.
[2] Management projected EPS based on management estimated 27.06 million diluted shares outstanding.

Recent Trading 6

Forward Analyst EPS Estimates Over Time June 2002 to DateSource: Thomson

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Research Analyst Views – Targets and Recommendations

EPS Estimates ($)


High
Median
Low
$2.10
$2.05
$1.96
$1.80
$1.77
$1.72
FY2007
FY2008

Recommendations


Buy
14%
Strong Buy
14%
Hold
71%

Selected Commentary

Challenges

- "We expect the Ford / UAW contract to continue to create some noise in the near term while the relationship completely winds down. **Long term we see positive opportunities for the remaining pieces of Swingset's business as the new center pipeline is solid (60+ centers) and the average center size ramps up (especially in International) as well as ramping contributions from back-up care centers and College Coach**" – *Credit Suisse, 30-Apr-2007*
- "**The early care and education services market is highly fragmented and competitive.** There are over 40,000 for-profit firms operating in the market with 25% of the revenue going to the top 50 companies. The work-site-based childcare market consists of over 2,000 centers with a total market size of $2 billion" – *Robert W. Baird, 1-May-2007*

Opportunities

- "The Company still intends to open 50-55 centers in 2007 and close 10-12 (excluding the 26 from Ford), which would represent about 2% expansion of the center base. Activity at the **front end of the sales pipeline remains robust and despite active center openings, the pipeline still stands at 60+ centers**." – *Stifel Nicolaus, 1-May-2007*
- "[The Backup Care Advantage] program expands the company's range of services to include sick children care and elderly care, extends their services network beyond just their existing center base to include other center and home-based care options ...**this service generated revenue of about $2.5 million in 2006 and the annual run rate could be double that by year end 2007**" – Stifel Nicolaus, 1-May-2007

Valuation

- "We believe the stock is fairly valued. Historically, Swingset has traded 18x-30x forward earnings, with an average of 24x; however**, the multiple has declined to the lower 20s over the past year, which we believe is warranted given the slower growth**. Our $40 price target is based on 20x our 2008 EPS estimate" – *Robert W. Baird, 1-May-2007*
- "**Our target price remains at $43 which is 24x/9-10x our FY07 EPS/EBITDA estimates and embeds 12.5% long-term profit growth 12 months from now.** We see limited upside from current levels and maintain our Neutral rating" – *Credit Suisse, 30-Apr-2007*
- "**Our target price of $50 represents a P/E multiple of 24x our 2008 EPS estimate of $2.06. This is consistent with the company's five-year average P/E and is also in keeping with the valuation of other high quality business services companies**. We believe the corporate daycare market is attractive because of its consistent demand and the opportunity for margin expansion during economic slowdowns, when daycare worker wages lag price increases" – *SunTrust Robinson Humphrey, 30-Apr-2007*

Note: Based on the recommendations of 7 research analysts, as of 10-Jun-2007.

Recent Trading 8

II. Financial Projections

Business Model Characterized by High Degree of Stability and Visibility
■ Swingset is a leading player in work-site based childcare with few alternatives available for its customers
— Almost no other competitor offers same quality of service and geographical reach — Swingset has five times the market share of its next largest competitor ■ Protected revenue stream with significant pricing leverage vis-a-vis customers — Average growth rate in tuition fees has been consistently around 4-5% per year — ~97% client retention rate: once committed to Swingset it is relatively difficult for customers to switch providers - Long term nature of contracts with durations ranging from 3 to 15 years - Customers contribute capital for new managed or sponsored centers up-front
- Teachers are a key factor in parents’ choice for a center; they are employed by Swingset and would be retained if a customer switched providers
-Childcare has become almost an essential service for working mothers — The new development pipeline has a 2-3 year lead-time until centers come on stream ■ Resilient margins through management contracts / positive spread between tuition and wage costs — Tuition has consistently growth at an average of 4-5% vs. wage cost increases of around 3% per year
— Tuition rates are typically fixed at the end of each year and can reflect recent information on the development of cost items. Therefore, net cost increases are transparent
— No revenue risk on 40% of full service contracts and 55% of back-up care contracts — Limited exposure to government funded childcare; rather to employee/employer funding ■ High return on capital from management contracts and employer sponsoring — Swingset does not commit capital to managed centers — Sponsored centers are partially funded by employers

Historical and Projected Financial Performance $ in millionsSource:
Revenue Growth and EBITDA Growth Indicators —— —
CAGR’01-’06’07E-’12ERevenues15.1%12.6%Center Profit22.213.9EBITDA25.815.1EBIT30.316.3Net Income29.318.5EPS27.617.5
Center Margin Margin Indicators —— —
Margin’01’06’12ECenter14.7%19.8%21.9%EBITDA8.613. 516.2EBIT5.810.813.4Capex6.14.74.0NWC(4.6)(5.7)(5 .8)
Source: Public Filings and Management

Revenue Growth and Profitability by Segment Center Profit, Incremental Margin and Contribution from Ancillary Services Over Time Source:
2007E Center Profit 2012E Center Profit 2007E — 2012E CAGR —— —— —
SegmentRevenueCenter ProfitBase Business4.1%6.5%Total Care Facilities12.112.6College Coach25.025.1BUCA37.032.4Me mberships46.046.0Total New Segments32.731.3Total12.6%1 3.9%
Care Facilities Center Profit Total Profit (Incl Services) YoY Change in Center Margin —— —— —
Source: Management Note: Total care facilities represents base business centers and new centers

Base Business – Historical and Projected New Center Mix Projections vs. Historical Performance Source:
Steady Growth of Center Count Increasing Share of Organic Developments —— —
U.S. Projected to be the Key Driver Higher Share of Centers Taken on P&L —— —
Source: Management

Actual Performance to BudgetSource: Management 2004 to 2006
Total Revenues —
EBIT —

CONFIDENTIAL

Goldman Sachs

Business Plan Sensitivity – Case Assumptions

Cases Developed By GS Based on Management Guidance

	Base Case	Downside Case	Upside Case
Tuition/ Enrollment	■ **4% p.a.** ■ Enrollment flat for mature centers	■ **3% p.a.** ■ Enrollment flat for mature centers	■ **5% p.a.** ■ Enrollment flat for mature centers
New Centers	■ Management projections — **61 new centers** per year on average ■ Mix per management plan	■ 10% below management plan — **55 new centers** per year on average ■ Mix per management	■ 10% above management — **66 new centers** per year on average ■ Mix per management
Margins in Base Business	■ Gradual increase over time — **24bp per year** on average	■ Margins remain flat — **Constant at ~20.7% center margin**	■ Accelerated increase — **45bp per year** on average ■ Higher wage/tuition spread
Key Forecasts	■ 12.6% sales CAGR ■ 24 bp margin expansion p.a ■ 2012 center margin: 21.9%	■ 11.3% sales CAGR ■ Margins flat ■ 2012 center margin: 20.6%	■ 14.1% sales CAGR ■ 45 bp margin expansion p.a ■ 2012 center margin: 23.0%

Note: Base case per management plan; upside case and downside case have been developed based on management guidance for projected sales growth and margin development.

Financial Projections 15

III. Financial Analysis

CONFIDENTIAL

Goldman Sachs

Preliminary Valuation Overview of Swingset

Overview ($ in millions, except per share data)

Enterprise Value[1] (Per Share Equity Value)


$47.00
Last 12 Month Trading Range
$869
($31.80)
$1,225
($44.98)
Estimated 2011 Price Range
$1,442
($53.00)
$1,578
($58.00)
Leveraged Recapitalization
$1,199
($44.00)
$1,280
($47.00)
Leveraged Buyout
$1,334
($49.00)
$1,497
($55.00)
Merger Market
$1,334
($49.00)
$1,524
($56.00)
Discounted Cash Flows
$1,334
($49.00)
$1,632
($60.00)
$700
$900
$1,100
$1,300
$1,500
$1,700

Metrics	FY2007 EBITDA[2] / *% Premium*
■ Share price of $40.28 (June 8, 2007) ■ 52-week high and low: $44.98 – $31.80 ■ 52-week weighted average: $38.66 per share	8.1x – 11.4x *(21)% – 12%*
■ Present value of future share price using IBES median and management projections ■ Valued at a forward P/E of 22.8x (current) to 24.4x (12m average) and discounted at 9.3% cost of equity	13.5x – 14.7x *32% – 44%*
■ Assumes a forward P/E of 22.8x (current) to 24.4x (12m average) ■ $300mm to $400m share repurchase at end of FY2007 (27-36% of shares outstanding) driving EPS accretion in FY2008 up to 11%	11.2x – 11.9x *9% – 17%*
■ Assumes total leverage of 7.8x Debt / LTM EBITDA of $102.5m as of June 2007 (3.9x senior and 5.4x subordinated notes) ■ Management case ~22% IRR and 11.0x exit (low end) to ~19% IRR and 12.0x exit (high end)	12.4x – 14.0x *22% – 37%*
■ Acquisition of Educate by Sterling Capital Partners (12.9x LTM EBITDA) and Busy Bees (15.1x LTM EBITDA) by ABC Learning ■ Implied acquisition premium of 22 – 39% to current price	12.4x – 14.2x *22% – 39%*
■ Discounted to June 2007 based on management projections ■ Weighted average cost of capital of 8.5% - 9.5% ■ Terminal multiple range of 9.0x - 11.0x, which translates into a 2.0-4.0% implied perpetual growth rate	12.4x – 15.2x *22% – 49%*

Note: LTM EBITDA assumes a transaction to occur in mid 2007. Net debt and diluted shares (treasury stock method) outstanding assumed of $8.4 million and 27.1 million respectively.
(1) Based on Swingset management projections as provided to Goldman Sachs.
(2) Projected EBITDA after equity expense.

Financial Analysis 17

1. Illustrative Public Market Valuation – Discounted Prices Status Quo – Based on Forward Multiples
Note: Present values discounted at 9.3% cost of equity calculated as shown in the appendix.
IBES Median Estimates [1] —
Present Value per Share Future Value per Share
Management Projections [23] Current (forward) P/E calculated based on Swingset’s share price on 8-Jun-2007, divided by the respective IBES (forward) median EPS estimates.[4] LTM Average (forward) P/E calculated based on daily share prices observed during the last 12 months divided by the respective IBES (forward) median EPS estimates. —
Present Value per Share Future Value per Share
[1] Assumes IBES median forward EPS for 2007 and 2008. 2009 – 2011 calculated by extrapolating using the IBES 5-year growth rate of 18%.
[2] Assumes Swingset management projections dated 16-May-2007.

2. Illustrative Leveraged Recapitalization Analysis Source: Management projections dated 16-May-2007Note: Assumes 27.1mm diluted shares outstanding. LIBOR of 5.36% as of 21-May-2007. Assumes transaction occurs at the end of June and is fully financed by issuance of incremental debt. Assumes all scenarios of share buyback are purchased at the current share price of $40.28
Share Repurchase End of H1 2007 – Impact on FY2007 and FY2008 EPS Mgmt. Estimates
($ in millions, except per share data)
Size of Buyback ($mm)
% of Shares Outstanding 9.0% 18.1% 27.1% 36.2% 45.2% 54.2% Credit Impact — Indicative Rating Ba2 / BB Ba3 / BB- B1 / B+ B1 / B+ B2 / B B2 / B —— —— —— —— —— —— — Debt / EBITDA[5] 1.25x 2.31x 3.38x 4.44x 5.50x 6.57x —— —— —— —— —— —— — Adj. Debt / EBITDAR[1] 2.38x 3.19x 4.00x 4.81x 5.62x 6.43x —— —— —— —— —— —— —
Weighted Average Cost of Debt 6.00% 6.38% 6.75% 7.25% 8.00% 8.75% Earnings Impact (FY2008) — PF FY2008 Net Income $ 54 $ 50 $ 45 $ 40 $ 33 $ 26 —— —— —— —— —— —— — PF FY2008 EPS $2.17 $2.22 $2.26 $2.27 $2.20 $2.02 —— —— —— —— —— —— —
FY2008 EPS Accretion 5.6% 8.2% 10.3% 10.9% 7.3% (1.3)% PF Share Price Based on Current $42.34 $43.38 $44.22 $44.46 $43.04 $39.56
Forward IBES P/E PF Share Price Based on $44.85 $45.95 $46.84 $47.09 $45.58 $41.90 LTM Average Forward P/E
—— —— —— —— —— —— —
[1] Based on 2006 EBITDA of $94.1mm and rent of $29.5mm (capitalized per moody’s 6x methodology).
[2] Current (forward) P/E of 22.8x calculated based on Swingset’s share price on 21-May-2007 divided by the respective IBES (forward) EPS estimates.
[3] LTM Average (forward) P/E of 24.4x calculated based on daily share prices observed during the last 12 months divided by the respective IBES (forward) EPS estimates.

3. Illustrative LBO Analysis – Transaction Funding Management Case / Assumes Purchase Price of $47.00 ($ in millions, except per share data)
Sources of Funds ($mm) Uses of Funds ($mm)
====================================================================== ===================
Type of Securities Multiple of LTM EBITDA % of Total Sources —— —— —
5.1x39%3.9x30%7.8x
2.3x61%
18%1.5x12%0.1x1%12.9x100%

3. Illustrative LBO Analysis – Financial Sensitivities Assumes Management Base Case ($ in millions, except per share data) Note:
Note: (i) Swingset management projections dated May 16, 2007 (ii) 3-month LIBOR at 5.36% as of May 17, 2007; (iii) Assumes standard LBO / purchase accounting treatment. Incremental D&A from asset write-ups is tax-deductible for book purposes; (iv) Assumes 7.8x LTM EBITDA initial leverage; (v) Financing fees of 1.75% of bank debt and 2.75% of unsecured bonds raised are tax-deductible and are amortized over 10 year period; (vi) EBITDA numbers quoted are adjusted for non-cash equity compensation

3. Illustrative LBO Analysis – Business Sensitivities Cases Developed Based on Management Guidance ($ in millions)Note:
Note: (i) Swingset management projections dated May 16, 2007 (ii) 3-month LIBOR at 5.36% as of June 8, 2007; (iii) Assumes standard LBO / purchase accounting treatment. Incremental D&A from asset write-ups is tax-deductible for book purposes; (iv) Financing fees of 1.75% of bank debt and 2.75% of unsecured bonds raised are tax-deductible and are amortized over 10 year period.

4. Illustrative Private Market Valuation – Selected M&A Transactions $ in millions Note:
EV / LTM EBITDA Multiples Date Target Laureate Inc. Busy Bees Childcare Educate Inc. Ross University Whitman Education Le Petite Academy Kindercare Learning Group Centers —— —— —— —— —— —— —— —
Acquiror KKR, Citigroup, ABC Learning Sterling Capital DeVry Career Education ABC Learning &n bsp; Knowledge Universe Private Equity, SAC Partners, Capital and Citigroup, Private Sterling Capital Equity Partners —— —— —— —— —— —— —— —
EV ($mm) $3,815.0 $139.7 $518.5 $310.0 $203.9 $330.0 $1,040.3 —— —— —— —— —— —— —— —
Target Business ■ ■ Provider of ■ Provider of ■ Provider of ■ Provider of ■ Provider of ■ Private Post-secondary childcare services tutorial and other medical and career oriented center-based &nbs p; provider of early education provider and infant care supplemental veterinary post secondary education services ; childhood education in Europe and Latin nurseries to the education services education education and childcare to ; and care in the America and online employees of public to pre-kindergarten children between 6 United States post-secondary and private sector through twelfth weeks and 12 years education in the companies grade students U.S.
Source: Publicly available information

4. Illustrative Private Market Valuation – Transaction Premia All Cash Transactions, Last Four Years (Premium to Price 1 Month Prior to Announcement)
Source: Thomson Financial, SDC() Includes transactions with total consideration from $1 billion – 5 billion.
2003 2004 —— —
2005 2006
—— —
Appendix A:

5. Illustrative DCF Flow Valuation – Sensitivity Analysis $ in millions

Illustrative Analysis at Various Prices for Swingset
($ in millions)

IV. Other Industry Players

CONFIDENTIAL

Goldman Sachs

1. ABC Learning Centers Limited

Company Profile (US$ in millions)

Overview

- ABC Leaning Centres Limited, headquartered in Murarrie, Australia, provides childcare services and education in Australia, US and NZ
- ABC's divisions include:
  - **ABC Child Care**: Operates child care centers under regional management licenses which it grants to Regional Management Centers. The centers care for children of 6 weeks to 5 years
  - **ABC Training College**: Offers nationally accredited training courses in child care and education
  - **ABC Education Services**: A provider of management services for the operation of schools
- Largest listed global provider of childcare services
  - For FY 2007, forecasting 1,235 centers in Australia and NZ, 1,038 owned and 107 franchised centers in the US, and 33 owned and 15 managed in the UK
- Recent acquisitions: La Petite Academy, Busy Bees, Children's Courtyard, Hutchison's Child Care, Kids Campus and Learning Care

Financial Summary

	For Fiscal Year Ending June 30,			
	2003	2004	2005	2006
Total Revenues	$27.5	$67.0	$175.7	$439.6
% Growth		*143.6%*	*162.2%*	*150.2%*
Gross Profit	$17.5	$46.8	$122.4	$323.5
% Margin	*63.6%*	*69.9%*	*69.7%*	*73.6%*
EBITDA	$13.4	$39.0	$57.4	$136.5
% Margin	*48.7%*	*58.2%*	*32.7%*	*31.1%*
EBIT	$12.8	$37.7	$53.4	$125.2
% Margin	*31.1%*	*31.1%*	*31.1%*	*31.1%*

Breakdown of Revenues by Geography


New Zealand
2.5%
US
24.8%
Australia
72.7%

Total FY2006 Revenues: $439.6m

Key Management

	Title
Edmund S. Groves	CEO of Operations
Le Neve Groves	CEO of Education
James Black	CFO
J.M. Reynolds	COO

Source: Capital IQ, research reports

28

CONFIDENTIAL

Goldman Sachs

1. Background on ABC's Recent Capital Raising

Description

- On May 29, 2007, ABC Learning announces it plans to raise $1bn to help repay bank debt and to fund further opportunities in the US
- ABC will raise funds as follows:
  - $401.5mm to come from new shares being issued to Singapore government-owned investor Temasek
  - $600mm convertible notes issuance
- The capital raising allows ABC to replace part of its $1.6bn bridging facility obtained in December 2006 (due to expire next month) with a new $1.4bn loan

ABC Recent Acquisitions

Date	Target	Value ($mm)	Description
Dec-2006	Busy Bees (UK)	$140	■ Acquired for ~15.1x EBITDA ■ Leading player in UK in both nursery (47 in UK) and voucher (30% market share) businesses
Dec-2006	La Petite Academy (US)	330	■ Acquired for ~10.3x EBITDA (pre-synergies) ■ Second largest childcare operator in US with 650 academies in 36 US states
Dec-2006	Macquarie Childcare	51	■ Owns and operates 41 centers in New Zealand and 23 centers in Australia ■ ABC's last major corporate competitor in Australia

Selected Research Commentary

- "ABC has indicated that the additional $401m of equity, $600m of notes combined with a new $1.44bn bank facility will provide ABC with the ability to acquire up to $2bn worth of assets. The logical targets would be the remaining large USA childcare companies (eg Knowledge Learning Corporate, Bright Horizons) to provide further scale in this business. Bright Horizons which has a US$1bn market capitalisation appears to be a stretch given the high price to earnings multiple of 20x FY08 adjusted earnings before a 30%+ takeover premium is applied. We would expect a potential acquisition of Bright Horizons to be marginally earnings per share accretive at best assuming significant synergies."

  – *Macquarie Research, 30-May-2007* –

- "The good news is that: 1) ABS has increased its funding certainty which was looking stretched versus the plan to roll out further centres in Australia and NZ; 2) ABS has been able to undertake a successful equity placement to one investor, at a premium to the current share price, without the need to undertake a broad-based raising – we presume the new investor has significant confidence in the business to invest A$401m. The cautious angle is that ABS has loosely flagged that it will continue to consolidate the fragmented US market with part of the funding... The bad news is that in the absence of an acquisition to support the funding, today's equity raising is dilutive on our modeling. We have lowered FY08 and FY09 EPS forecasts by 4% and 5%, respectively."

  –ABN AMRO, 29-May-2007

- "Recent updated guidance now confirmed as the second option we had flagged at the time, dilutive capital raising, but has not been accompanied by any acquisition, hence the 12% increase in issued capital is dilutive on its face. ABS has indicated the new capital will be used to acquire more US centres, and also flagged interest in the Singaporean child care market."

  –Citigroup, 29-May-2007

- "This offer is not completely unexpected as the A$680m of acquisitions in Dec 06 was covered by a bridge debt facility for later restructure. Less expected was the issue of $401m in ordinary shares to a single holder. The capital restructure was accompanied by a comment that it will allow ABS to take advantage of opportunities in the US market. This appears at odds with our previous discussions where ABS stated that they would spend a period settling recent acquisitions and only take up 'compelling' opportunities."

  – UBS, 29-May-2007

29

1. Illustrative Acquisition Impact Analysis ABC (“Apple”) Acquires Swingset; Assumes 6.0x Maximum Leverage
($ in millions, except per share data)

CONFIDENTIAL

Goldman Sachs

2. Knowledge Universe Education, L.P.

Company Overview (US$ in millions)

Overview

- Knowledge Universe Education L.P. ("KUE") is third largest for-profit education company in the world and largest for-profit education company in pre-K-12 segment in the world
- KUE and affiliated companies were formed over past decade to engage in operating businesses focused on developing human capital during first two decades of life
- Existing portfolio of assets consist of:
  - Knowledge Learning Center Operating Company ("**KLC OpCo**"), leading early childhood education ("ECE") company with 2,507 locations in 39 states and DC
  - KLC Property Company ("**KLC PropCo**"), one of largest education based real estate portfolios in US consisting of 845 early childhood centers located in 37 states
  - Significant interest in **k-12**, online curriculum provider and K-12 management company, serving over 70,000 students as largest operator of online virtual schools in US

Overview


Knowledge Universe Education ("KUE"), LP
KUE Management Inc., GP
Knowledge Learning Corporation ("KLC")
k12 Inc.
Real Estate

Key Management

Name	Position
Lowell Milken	Co-Founder, President and CEO
Michael Milken	Co-Founder and Chairman
Steven Green	Vice Chairman and Chairman and CEO of k1 Ventures
Ted Sanders	Vice Chairman
Jeffrey Safchik	CFO

KUE Advisory Board

Name	Position
Les Biller	Retired Vice Chairman & Chief Operating Officer of Wells Fargo & Company
Ted Mitchell	CEO of the New Schools Venture Fund

Financials

	For Fiscal Year Ending December 31, 2004 PF	2005 PF
KLC OpCo		
Total Revenues	$1,442.2	$1,477.7
% Growth		2.5%
EBITDA	$143.3	$149.0
% Margin	9.9%	10.1%
KLC PropCo		
Rental Revenue from KLC OpCo	$96.3	$96.3
% Growth		0.0%
EBITDA	$88.1	$88.1
% Margin	91.5%	91.5%
k12		
Total Revenues	$71.4	$85.1
% Growth		19.2%
EBITDA	($1.9)	$0.3
% Margin	-2.7%	0.4%

Source: Company presentations
Note: Financials are pro forma for the acquisition of KinderCare in January 2005 and the separation of KLC into KLC OpCo and KLC PropCo in November 2005
Note: KLC OpCo EBITDA excludes non-recurring charges
Note: For 2005PF, KLC consolidated Debt / EBITDA was 5.5x, Debt / EBITDA – Capex was 8.4x, and EBITDA / Interest was 2.6x

31

CONFIDENTIAL

Goldman Sachs

2. Knowledge Universe Education, L.P.

Knowledge Learning Corporation

Overview

- In November 2005, Knowledge Learning Corporation ("KLC") was divided its business, with substantially all real estate owned by special purpose subsidiaries ("KLC PropCo") and all customer contracts and operations remaining at KLC and other subsidiaries ("KLC OpCo")
- **KLC OpCo:**
  - Mission to provide quality education to children from birth to college
  - Largest for-profit provider of Early Childhood Education ("ECE") and care services in the US
  - Also operates (through a subsidiary) accredited high school distance learning programs serving over 200k students since 1975
  - 2,507 total centers and sites in 39 US states and in DC
- **KLC PropCo:**
  - Owns 845 ECE centers in 37 US states (as of 31-Dec-2005), considered largest private owner of education real estate assets in the world
  - Managed by Greenstreet Real Estate Partners (including Steven Green, Chairman and CEOm Jeffrey Safchik, COO and CFO)

Key Events


Early childhood education identified as a critical component to create leading for-profit education company
Completed acquisition of Children's Discovery Centers ("CDC")
Closed Aramark Educational Resources acquisition
Acquired EdSolutions, Inc.
Ted Sanders, Stephen Goldsmith and Nina Rees joined company management
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
Offer made to purchase La Petite, subsequently sold for a premium to bid
Initiated building program of high-end centers under the Knowledge Beginnings brand
Lex Biller joined Board of Directors
Integrated AER and CDC.
Finalized purchase of KinderCare

OpCo Business Units


KLC OpCo
Early Childhood Education ("EdiCE")
Community Centers
1,812 centers
90% of revenue
Employer-Sponsored Centers
122 centers
6% of revenue
School Partnerships Before- and after-school care
573 sites
3% of revenue
Distance Learning Online Education
1% of revenue

OpCo Centers and Sites



2,507 Centers and Sites in 39 states and DC

OpCo Key Management

Name	Title
Thomas Heymann	CEO
Elanna Yalow	President & COO
Dan Jackson	EVP and CFO

32

CONFIDENTIAL

Goldman Sachs

3. Post-Secondary Education Service Providers

US$ in millions

Overview of Key Players Ranged by Equity Market Value



Market Capitalization ($bn)
10.0
9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
8.6
4.6
3.4
3.3
2.5
2.3
1.8
1.3
1.0
1.0
0.7
0.7
0.7
0.4
0.4
0.3
0.2
0.1
Apollo
ITT
Career Education
Laureate
DeVry
ABC Learning
Strayer
Corinthian
Swingset
Leapfrog
School Specialty
Capella
UTI
Lincoln
Educate
Renaissance
Proquest
Plato Learning
Post-Secondary
K-12 Traditional
K-12 Technology

Comments

Strategic Players in K-12

- ABC Learning is the only player in K-12 Education market which is larger than Swingset, if ranked by market value
  - Equity financed acquisition would be highly earnings dilutive in the absence of substantial synergies
  - Debt financing capacity not sufficient for an acquisition of Swingset
  - However, might team up with a financial sponsor
- Financing limitations would be a major hurdle for other K-12 competitors in with regard to unsolicited activity

Strategic Players in Postsecondary

- Post-secondary providers could financially make an acquisition work
  - Significantly larger in size
  - Mostly trade at higher P/E multiples than Swingset
- However strategic rationale unclear due to very limited synergies, if any
  - Educational content is different
  - Marketing to a different target audience
  - No synergy in student financing
  - Revenue synergies from flow unlikely (post graduate; specialized vs-. broad schools)
- Very limited SG&A synergies, if any

Note: Dark blue bars indicate post-secondary education, light blue K-12 education and purple K-12 technology education companies. Market values are as of 21-May-2007.

33

Appendix A: Supporting Financial Analysis

Public Market Valuation in the Education Sector $ in millions, except per share data

Drivers of Growth and Margins Going Forward Base Business and Ancillary Services
Revenue Growth Drivers Operating Coverage —— —
Base Business Base Business – Price/Cost Leverage ■ Additions to capacity growing at 6-8% p.a. ■ Tuitions paced above annual labor cost increases — New centers ■ Labor management — Expansions of existing centers Base Business – Additional levers ■ Price (tuition) increases of 4-5% p.a. ■ Enrollment at mature centers ■ Enrollment growth of 1-3% p.a. ■ Ramp-up of new sponsor profit and loss and lease — Immature centers (open less than two years) in early models stage ramp up ■ Improved contract economics — Mature centers marginal enrollment growth of 0.5% — ■ Acquisitions / transitions / mix of new centers 1.0% ■ Membership sales in existing centers Ancillary Services ■ Fix / close / sell underperforming centers ■ College Coach ■ Scale European operations ■ Backup Care Advantage (BUCA) ■ Overhead leverage ■ Membership sales in existing centers Ancillary Services ■ Additional programs (summer camps, event care, ■ Higher margin growth areas emergency care) — College Coach — BUCA — Back-up Consortium Centers — Elementary Schools

Illustrative Leveraged Recapitalization Analysis Share Repurchase End of H1 2007 – Impact on FY2008 EPS Mgmt Estimates
($ in millions, except per share data)

Illustrative LBO Analysis – Overview of Transaction Funding Management Case / Assumes Purchase Price of $47.00 ($ in millions, except per share data)

Illustrative Private Market Valuation – Precedent M&A Transactions $ in millions

Illustrative Discounted Cash Flow Sensitivities Source:
Source: Projections as per Management as of 16 May 2007
[4] Free cash flow discounted to end of June 2007. Terminal value calculated as of fiscal year 2011.
[5] Adjusts terminal value free cash flow for depreciation equal to capital expenditures and no deferred taxes in perpetuity.

Illustrative Deleveraging Sensitivities Source: (i) Swingset management projections dated May 16, 2007 (ii) 3-month LIBOR at 5.36% as of June 8, 2007; (iii) Assumes standard LBO / purchase accounting treatment. Incremental D&A from asset write-ups is tax-deductible for book purposes; (iv) Financing fees of 1.75% of bank debt and 2.75% of unsecured bonds raised are tax-deductible and are amortized over 10 year periodNote: Assumes purchase price of $47.00 per share.
Change to Selected Credit Metrics: Alternative Sales Growth / EBITDA Margin Assumptions

CONFIDENTIAL

Goldman Sachs

Illustrative Deleveraging Sensitivities

Cumulative Cash Flow Available for Debt Service: Alternative Sales Growth / EBITDA Margin Assumptions

($ in millions)

Cumulative Cash flow for Debt Service FY2007 - FY2009

Annual Change in EBITDA Margin	Annual Change in Sales Growth: (2.0)%	(1.0)%	0.0 %	1.0 %	2.0 %
(2.0)%	$43.8	$44.5	$45.3	$46.0	$46.8
(1.0)%	54.5	55.4	56.3	57.2	58.1
0.0 %	65.2	66.2	67.3	68.3	69.4
1.0 %	75.9	77.1	78.3	79.5	80.7
2.0 %	86.6	88.0	89.3	90.6	92.0

Cumulative Cash flow for Debt Service FY2007 - FY2011

Annual Change in EBITDA Margin	Annual Change in Sales Growth: (2.0)%	(1.0)%	0.0 %	1.0 %	2.0 %
(2.0)%	$102.3	$105.2	$108.2	$111.2	$114.3
(1.0)%	127.2	130.7	134.3	137.9	141.6
0.0 %	152.1	156.2	160.4	164.6	169.0
1.0 %	177.0	181.7	186.4	191.3	196.3
2.0 %	201.9	207.2	212.5	218.0	223.6

Source: (i) Swingset management projections dated May 16, 2007 (ii) 3-month LIBOR at 5.36% as of June 8, 2007; (iii) Assumes standard LBO / purchase accounting treatment. Incremental D&A from asset write-ups is tax-deductible for book purposes; (iv) Financing fees of 1.75% of bank debt and 2.75% of unsecured bonds raised are tax-deductible and are amortized over 10 year period
Note: Assumes purchase price of $47.00 per share.

Supporting Financial Analysis 42

Swingset Weighted Average Cost of Capital $ in millions

Appendix B: Shareholder Structure

CONFIDENTIAL

Goldman Sachs

Swingset Ownership Profile

Breakdown of Investors

Top 15 Institutional Investors

Rank	Institution	Style	Equity Assets ($mm)	# of Shares	% of Total
1	Thornburg Investment Management	Core Value	32,985	1,106,665	4.2%
2	Select Equity Group	GARP	5,827	1,034,317	4.0
3	Artisan Partners	Growth	42,327	1,032,400	3.9
4	Jennison Associates	Growth	61,216	887,916	3.4
5	Eagle Asset Management	Core Growth	10,774	794,963	3.0
6	Kornitzer Capital Management Inc.	Core Value	4,230	667,296	2.6
7	Century Capital Management	GARP	1,902	646,014	2.5
8	TCW Asset Management Company	Core Growth	53,302	599,450	2.3
9	Loomis, Sayles & Company, L.P.	GARP	21,342	557,909	2.1
10	M.A. Weatherbie & Company	Aggres. Gr.	1,797	532,929	2.0
11	Luther King Capital Management	Core Growth	6,113	530,000	2.0
12	Palisade Capital Management	GARP	2,068	525,800	2.0
13	Kidron Capital	GARP	357	524,700	2.0
14	Oak Ridge Investments	Core Growth	3,667	491,280	1.9
15	Capital Research & Management	Core Value	882,214	468,000	1.8
	Top 15 Total			**10,399,639**	**39.8%**

Top 5 Hedge Funds

Rank	Institution	Style	Equity Assets ($mm)	# of Shares	% of Total
1	Renaissance Technology Corp.	Hedge Fund	46,971	123,115	0.5%
2	Highbridge Capital Management	Hedge Fund	16,212	63,732	0.2
3	Tewksbury Capital Management	Hedge Fund	4,606	56,512	0.2
4	Brant Point Capital Management	Hedge Fund	434	54,500	0.2
5	S.A.C. Capital Management	Hedge Fund	10,538	23,549	0.1
	Total			**321,408**	**1.2%**

Ownership Analysis by Investor Type



Insider Ownership 2%
Retail, Arb and Non-13F filers 13%
Institutional Ownership 85%

Institutional Ownership Analysis by Investor Style



Value 6%
GARP 21%
Growth 49%
Index 24%

Source: Thomson, public filings

Shareholder Structure 45

Appendix C: Industry Fundamentals

CONFIDENTIAL

Goldman Sachs

Overview of the U.S. Childcare Market

Market Size and Growth

Industry Overview

Size ($ bn)


Non Work-Site For-Profit Companies
$13bn
24%
Work-Site Childcare
$2bn
4%
Public Care
$40bn
72%

Swingset Market Position

- Americans spend a total of ~$55bn on childcare annually
  - For-profit childcare providers capture ~$15bn in revenues
  - Work-site childcare compose $2bn of this
- Within work-site childcare, Swingset controls ~30% of market
  - Its share is ~5 times larger than its closest competitors
  - Key competitors are Knowledge Universe and ABC Learning

For-Profit Childcare Market (1999-2011E)


20.0
18.0
16.0
14.0
12.0
10.0
8.0
6.0
4.0
2.0
0.0
13.0
13.5
13.9
13.7
13.6
13.6
14.0
15.0
15.6
16.0
16.5
16.9
17.8
1999
2000
2001
2002
2003
2004
2005
2006E
2007E
2008E
2009E
2010E
2011E

Growth in Women in Labor Force 20-34 Years Old


2.1%
(9.5)%
10.5%
7.5%
1992-2002
2002-2012E
Women in WorkForce aged 20-24 Yrs
Women in WorkForce aged 25-34 Yrs

Source: Equity research.

Children Under 5 Years Old (in millions)


28.0
27.0
26.0
25.0
24.0
23.0
22.0
23.9
24.4
24.7
24.9
25.1
25.4
25.6
25.9
26.1
26.3
26.6
26.8
2004A
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

Industry Fundamentals 47

CONFIDENTIAL

Goldman Sachs

Overview of the U.S. Childcare Market

Industry Outlook Going Forward

Growth Drivers

- **Growing recognition of importance of early education**
  - Studies have shown early education increases likelihood of children obtaining higher education and generating greater earnings over their lifetime
  - High quality childcare programs increasingly perceived to have considerable long-term effects on school achievement, cognitive skills, language ability, math skills, and social adjustment
  - Worldwide enrollment rates in pre-primary education have increased ~9% since 1990 and are expected to continue to increase in future years
- **Positive legislation and government involvement**
  - Coordinated lobbying by activist groups has helped increase political awareness and improve voters' attitudes toward benefits of early education
  - Certain tax incentives are available to parents utilizing childcare programs and to employers for childcare expenses
- **Improving demographics**
  - Predicted increase in number of children under 5 yrs old in the U.S.
  - From 2002-2012, expected increase in women in labor force and mothers working full time between ages of 20-34 yrs (the age group most likely to have children under 5 yrs during time period)
- **Highly educated parents spend more on childcare**
  - Correlation between families with higher education (i.e. college degrees) and higher spending on childcare
- **Corporations recognizing work benefits of childcare services**
  - Worksite childcare viewed to be relatively inexpensive way to maintain employee morale
  - Childcare services could be used as recruitment and retention tool

Potential Risks

- **Finding and retaining staff**
  - 31% average annual turnover rate among staff, and many teachers are underpaid
  - *Swingset offers excellent work conditions and one of the most attractive benefit packages in the industry*
- **Slowing economy**
  - Could lead to corporations cutting costs and/or higher number of unemployed parents with time to care for their own children
- **Government budget cuts**
  - Could negatively impact industry's favorable subsidies/demand
  - *Most of Swingset's revenues are generated from work-site based childcare centers which are funded by employers and employees*
- **Universal pre-K bypassing childcare providers**
  - Risk that government-funded pre-K could become extension of primary public schools and thus reduce need for services from private sector

Industry Fundamentals 48